Exhibit 4.153
THIRTEENTH AMENDMENT TO
SIXTH AMENDED AND RESTATED CREDIT AGREEMENT
This Thirteenth Amendment to Sixth Amended and Restated Credit Agreement (this “Thirteenth Amendment”) is made as of July 26, 2024 by and among Credit Acceptance Corporation, a Michigan corporation (the “Company”), Comerica Bank and the other banks signatory hereto (individually, a “Bank” and collectively, the “Banks”) and Comerica Bank, as administrative agent for the Banks (in such capacity, “Agent”).
RECITALS
A.The Company, Agent and the banks party thereto entered into that certain Sixth Amended and Restated Credit Acceptance Corporation Credit Agreement, dated as of June 23, 2014 (as amended by that certain First Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 11, 2015, that certain Second Amendment to Sixth Amended and Restated Credit Agreement, dated as of June 15, 2016, that certain Third Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement, dated as of June 28, 2017, that certain Fourth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 27, 2018, that certain Fifth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 24, 2019, that certain Sixth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 30, 2020, that certain Seventh Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement dated as of December 15, 2020, that certain Eighth Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement dated as of October 6, 2021, that certain Ninth Amendment to Sixth Amended and Restated Credit Agreement and Extension Agreement dated as of June 22, 2022, that certain Tenth Amendment to Sixth Amended and Restated Credit Agreement dated as of May 3, 2023, that certain Eleventh Amendment to Sixth Amended and Restated Credit Agreement dated as of June 22, 2023, that certain Twelfth Amendment to Sixth Amended and Restated Credit Agreement dated as of June 17, 2024, and as further amended, amended and restated or otherwise modified from time to time, the “Credit Agreement”) under which the banks party thereto renewed and extended (or committed to extend) credit to the Company, as set forth therein.
B.The Company has requested that Agent and the Banks agree to the amendments to the Credit Agreement contained herein and Agent and the undersigned Banks are willing to do so, but only on the terms and conditions set forth in this Thirteenth Amendment.
NOW, THEREFORE, Company, Agent and the Banks party hereto agree:
1.Section 1.1 of the Credit Agreement is amended by amending and restating the definition of “Consolidated Net Income” to read in its entirety as follows:
“Consolidated Net Income” shall mean, for any period, net earnings (or loss) after income taxes of Company and its Subsidiaries, determined on a Consolidated basis for such Persons in accordance with GAAP, but excluding, to the extent included in calculating net earnings:
(a)net earnings (or loss) of any Subsidiary accrued prior to the date it became a Subsidiary;
(b)    any gain or loss (net of tax effects applicable thereto) resulting from the sale, conversion or other disposition of Capital Assets other than in the ordinary course of business;
(c)    any unusual or non-recurring gains or losses (including, without limitation, (i) any gain on sale generated by a Permitted Securitization, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period, and (ii) any gain or loss incurred in connection with any repayment of Debt by the Company or its Subsidiaries and/or any refinancing, replacement, renewal or extension transaction of any Debt, or modification, waiver or amendment of any Debt or any document or instrument relating to any such Debt; provided that the cash component of any loss described in this clause (ii) shall not to exceed $20,000,000 in any four fiscal quarter period); and any interest income generated by a Permitted Securitization, except to the extent the Company has received a cash benefit therefrom in the applicable reporting period;
(d)    any gain (net of tax effects attributable thereto) arising from any reappraisal or write-up of assets and any gain or loss (net of tax effects attributable thereto) arising from the non-cash effect of equity compensation expense;
(e)    any portion of the net earnings of any Subsidiary (other than a Special Purpose Subsidiary) that is not available for payment of dividends to the Company or any other Subsidiary due to operation of the terms of its charter or organizational documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;
(f)    any gain or loss (net of tax effects applicable thereto) during such period resulting from the receipt of any proceeds of any insurance policy;
(g)    except as set forth herein, (i) any earnings of any Person acquired by Company or any Subsidiary through the purchase, merger or consolidation or otherwise, or (ii) earnings of any Person substantially all of the assets of which have been acquired by

Company or any Subsidiary, in each case, for any period prior to the date of acquisition;
(h)    net earnings of any Person (other than a Subsidiary) in which Company or any Subsidiary shall have an ownership interest unless such net earnings shall actually have been received by the Company or such Subsidiary in the form of cash distributions; and
(i)    any restoration during such period to income of any contingency reserve, (other than any contingency reserve for taxes) except to the extent that provision for such reserve was made either
(i)during such period out of income accrued during such period, or
(ii)in connection with the Company’s program of financing Installment Contracts (A) to provide for warranty claims for which the Company may be responsible, or (B) to cover credit losses in connection with Dealer Loans Receivable or Purchased Contracts, plus (a) an after-tax amount (which may be greater than, equal to or less than zero) reflecting any provision for credit losses recorded under GAAP, and (b) an after-tax amount (which may be greater than, equal to or less than zero) reflecting an adjustment to finance charge revenue on Installment Contracts such that such revenue is recognized, with respect to each Installment Contract or pool of Installment Contracts, as applicable, on a level-yield basis based upon expected future net cash flows, as determined by the Company at origination of the applicable Installment Contracts and from time to time thereafter, over the remaining forecast period for such Installment Contract or pool of Installment Contracts; provided that the addition of the amounts described in the immediately preceding clauses (a) and (b) shall be subject to the Company having disclosed such amounts for each of its fiscal years completed during such period and for which financial statements of the Company are available and for each of its fiscal quarters, if any, ended during such period after the last such completed fiscal year and for which financial statements of the Company are available, in the case of any such fiscal quarter or fiscal year, in a periodic report filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended, in a news release, on the Company’s Internet website or in a notice to the Agent.

2.Company, Banks and Agent agree that the financial covenants tested under the Credit Agreement for the fiscal quarter ending June 30, 2024 shall be calculated after giving effect to the revised definition of “Consolidated Net Income” as set forth in this Thirteenth Amendment.

3.This Thirteenth Amendment shall become effective according to the terms and as of the date hereof (the “Thirteenth Amendment Effective Date”), upon satisfaction of the following conditions:
(a)receipt by the Agent of .pdf copies of counterpart originals of:
(i)this Thirteenth Amendment, duly executed and delivered by the Company and the Banks;
(ii)[reserved];
(iii)[reserved]; and
(b)Company shall have paid to Agent and the applicable Banks all interest, fees and other amounts, if any, due and owing to the Agent and such Banks as of the Thirteenth Amendment Effective Date.
4.Company hereby certifies that (a) all necessary actions have been taken by the Company to authorize execution and delivery of this Thirteenth Amendment and (b) after giving effect to this Thirteenth Amendment, no Default or Event of Default has occurred and is continuing on the effective date of the Thirteenth Amendment.
5.The Company ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.19, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement, except to the extent such representations and warranties speak only as of a specific date.
6.Except as specifically set forth above, this Thirteenth Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.
7.Unless otherwise defined to the contrary herein, all capitalized terms used in this Thirteenth Amendment shall have the meaning set forth in the Credit Agreement.
8.This Thirteenth Amendment may be executed in counterparts in accordance with Section 13.10 of the Credit Agreement.
9.This Thirteenth Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.
[Signatures Follow on Succeeding Pages]

WITNESS the due execution hereof as of the day and year first above written.

CREDIT ACCEPTANCE CORPORATION

By:    /s/ Douglas W. Busk
Name: Douglas W. Busk
Title: Chief Treasury Officer

COMERICA BANK, as Administrative Agent and a Bank

By:     /s/ Tyler Lynch
Name: Tyler Lynch
Title: Senior Vice President

BANK OF MONTREAL, as a Bank

By:     /s/ Julia Zhu
Name: Julia Zhu
Title:     Vice President

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Bank

By:     /s/ Marshall S. Kleven
Name: Marshall S. Kleven
Title:     SVP

CITIZENS BANK, N.A., as a Bank

By:     /s/ Jonathan Gleit
Name: Jonathan Gleit
Title:     Senior Vice President

THE HUNTINGTON NATIONAL BANK, as a Bank

By:     /s/ Tara Donovan
Name: Tara Donovan
Title:     Sr Vice President

FLAGSTAR BANK, N.A., as a Bank

By:     /s/ Blake Chandler
Name: Blake Chandler
Title:     Vice President

KEYBANK, NATIONAL ASSOCIATION,
as a Bank

By:     /s/ Michael Dolson
Name: Michael Dolson
Title:     Senior Vice President

FIRST MERCHANTS BANK, as a Bank

By:     /s/ Lydia R. Mansoor
Name: Lydia R. Mansoor
Title:     Vice President

FIRST HORIZON BANK, as a Bank

By:     /s/ Morgan Stanford
Name: Morgan Stanford
Title:     SVP